Exhibit 10.1
EMPLOYMENT AGREEMENT
(Amended and Restated as of August 7, 2015)

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of August 11, 2014 (the “Effective Date”) by and between Sprint Corporation, a Delaware corporation (the “Company”) on behalf of itself and any of its subsidiaries, affiliates and related entities and Raul Marcelo Claure (the “Executive”) (the Company and the Executive, collectively, the “Parties,” and each, a “Party”). This Agreement was subsequently amended effective as of November 10, 2014, and is amended and restated effective as of August 7, 2015 (the “Restatement Effective Date”). Certain capitalized terms are defined in Section 30.
WITNESSETH:
WHEREAS, the Company desires to employ the Executive as President and Chief Executive Officer of the Company, and the Executive is willing to do so, pursuant to the terms of this Agreement.
NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree as follows:
1.Employment.

(a)As of the Effective Date, the Company will employ the Executive, and the Executive will be employed by the Company, upon the terms and conditions set forth herein.

(b)The employment relationship between the Company and the Executive shall be governed by the general employment policies and practices of the Company, including without limitation, those relating to the Company’s Code of Conduct, confidential information and avoidance of conflicts, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, the terms of this Agreement shall control.

2.Employment Term. Subject to earlier termination under Section 9, the Executive’s employment under this Agreement shall be for an initial term that commences on the Effective Date and continues through May 31, 2019. At the end of the Initial Employment Term and on each succeeding anniversary of the Effective Date, the term of the Executive’s employment under this Agreement (the “Employment Term”) will (subject to earlier termination under Section 9) be automatically extended by an additional twelve (12) months (each, a “Renewal Term”), unless not less than sixty (60) days prior to the end of the Initial Employment Term or any Renewal Term, either Party has given the other Party written notice of non-renewal in accordance with Section 20. In the event of any voluntary termination of his employment under this Agreement by the Executive, he shall provide the Company with at least 30 days written notice of his intent to terminate such employment.

3.Position and Duties of the Executive.

(a)During the Employment Term, the Executive shall serve as the President and Chief Executive Officer of the Company and shall have such duties and authorities consistent with such position as are customary for the position of chief executive officer of a company of the size and nature of the Company, and such other duties and authorities as shall be reasonably determined from time to time by the Board of Directors of the Company (the “Board”) consistent with such position and agrees to serve as an officer and/or be an employee of any Subsidiary as may be reasonably requested from time to time by the Board or any committee of the Board. In his capacity as President and Chief Executive Officer of the Company, the Executive shall report only to the Board and shall be the highest ranking senior officer of the Company. During the Employment Term, all employees of the Company and its Subsidiaries shall report, directly or indirectly, to the Executive. The Company will throughout the Employment Term nominate the Executive for election to the Board by the Company’s shareholders at all future annual shareholders’ meetings and any special shareholder meeting at which members of the Board are elected.

(b)During the Employment Term and except as may from time to time be otherwise agreed to in writing by the Company, or during reasonable vacations taken in accordance with Section 7, or during authorized leave, or as otherwise provided in Section 3(c), the Executive shall devote his best reasonable efforts, exclusive and full attention and energies (except for attention to personal interests outside of normal working time) to the Executive’s position and duties as set forth in Section 3(a), in each case within the framework of the Company’s policies and objectives.

(c)During the Employment Term, and provided that such activities do not contravene the provisions of Sections 3(a), 10, 11, 12, or 13 and provided further, that the Executive does not engage in any other substantial business activity for gain, profit or other pecuniary advantage which materially interferes with the performance of his duties hereunder, the Executive may (i) participate in any governmental, educational, charitable or other community affairs, (ii) subject to the prior approval of the Board, serve as a member of the governing board of any such organization or any private or public for-profit entity, (iii) manage his personal investments and affairs, and (iv) engage in any other activity that has been approved by the Board. The Executive may retain all fees and other compensation or other proceeds from any such service or activities, and the Company shall not reduce his compensation hereunder by the amount of such fees, compensation or other proceeds.

4.Compensation.

(a)Base Salary. During the Employment Term, the Company shall pay to the Executive an annual base salary of $1,500,000 (the “Base Salary”), which Base Salary shall be payable at the times and in the manner consistent with the Company’s general policies regarding payment of salary to the Company’s senior executives but no less frequently then monthly. After March 31, 2019, the Base Salary will be reviewed at least annually by the Compensation

Committee and may be increased (but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives) from time to time in the Compensation Committee’s sole discretion; provided, however, that any decrease in Base Salary shall be disregarded for purposes of determining the Executive’s benefits (if any) under Sections 5(b), 9(b)(ii), 9(b)(iii) and 9(b)(iv), and any corresponding benefits under Section 9(c) or the CIC Severance Plan.

(b)Incentive Compensation. The Executive will be eligible to participate in any short-term and long-term incentive compensation plans and such other management incentive programs or arrangements of the Company approved by the Board that are generally available to the Company’s senior executives, including, but not limited to, the STIP and the LTIP. Except to the extent otherwise provided in this Agreement, incentive compensation shall be paid in accordance with the terms and conditions of the applicable plans, programs and arrangements and the documents evidencing the grant of awards thereunder. Such participation shall include the following.

(i)Annual Performance Bonus. During the Employment Term, the Executive shall be entitled to participate in the STIP, with such opportunities as may be determined by the Compensation Committee in its sole discretion (each such annual opportunity, a “Target Bonus”); provided, however, that for the Company’s bonus performance period that commenced on January 1, 2014, and will end on March 31, 2015, the Executive will be entitled to receive a lump sum cash Bonus Award equal to 250% of his Base Salary (which percentage may be increased, but not decreased), pro-rated based on a fraction, the numerator of which is the number of days between, and inclusive of, the Effective Date and March 31, 2015 (i.e., 233 if the Effective Date is August 11, 2014), and the denominator of which is 455, and, for avoidance of doubt, such Bonus Award shall not be increased or decreased based on actual achievement of the applicable performance goals under the STIP for that performance period; and, provided, further, that beginning with the Company’s 2015 fiscal year (that will commence on April 1, 2015) and for each fiscal year thereafter that commences during the Employment Term, the Executive will participate at an annual Target Bonus opportunity of 200% of his Base Salary (which percentage may be increased, but not decreased, except for across-the-board reductions generally applicable to the Company’s senior executives); provided, however, that any decrease in such percentage shall be disregarded for purposes of determining severance benefits under Sections 9(b)(iii) and 9(b)(iv) and any corresponding benefits under Section 9(c) or the CIC Severance Plan. Beginning with the Company’s 2015 fiscal year and for each fiscal year thereafter during the Employment Term, the Executive shall be entitled to receive full payment of any award under the STIP up to a maximum annual bonus of 200% of his Target Bonus, determined pursuant to the STIP for such year. Each bonus payable pursuant to this Section 4(b)(i) shall be paid in a cash lump sum no later than the date that other senior executives of the Company receive their corresponding STIP bonus payments and shall be referred to herein as a “Bonus Award”.

(ii)Long-Term Performance Bonus. During the Employment Term, the Executive shall be entitled to participate in the LTIP with such opportunities as may be determined (consistent with this Section 4(b)(ii)) by the Compensation Committee (the target opportunities referred to herein as the “LTIP Target Award Opportunities”). The Executive shall be granted, effective as of August 18, 2014 (the “Grant Date”), an initial LTIP Target Award Opportunity with a total aggregate value of $24 million on the Grant Date (the “Initial LTIP Target Award”), with 33.3% of such value granted as a nonqualified stock option award, 33.3% of such value granted as a time-vesting restricted stock unit award and 33.4% of such value granted as a performance-vesting restricted stock unit award, pursuant to Evidences of Award in substantially the forms attached hereto as Exhibits B, C and D, respectively. The number of shares of Common Stock subject to each such award shall be determined based on the methodologies that have been disclosed to the Executive, and using (for valuing the awards) the volume-weighted average price of the Common Stock for the five consecutive Trading Days immediately prior to the Grant Date. The Initial LTIP Target Award is intended to cover any LTIP awards that might otherwise have been granted to the Executive under this Section 4(b)(ii) for 2014 and 2015. The Executive shall be entitled to no LTIP awards for 2016, 2017 or 2018. For purposes of clarity, the portion of the Initial LTIP Target Award granted in the form of performance-based restricted stock units shall be subject to the performance periods established by the Compensation Committee for the 2014 LTIP for the Company’s senior executives.

(iii)Incentive bonuses, if earned, shall be paid no later than the date that corresponding bonuses are paid to the Company’s senior executives.

(iv)Pursuant to the Company’s applicable incentive or bonus plans as in effect from time to time, the Executive’s incentive compensation during the Employment Term may (except as otherwise provided in Section 4(b)(i) with respect to the performance period ending March 31, 2015) be determined according to criteria intended to qualify as performance-based compensation under Section 162(m) of the Code.

(v)On the date in 2015 when the Company grants turnaround incentive awards to incumbent executives, the Company shall grant a Turnaround Incentive Award in the form of a restricted stock unit covering 10 million shares of Common Stock (the “Turnaround Incentive Award”). The Turnaround Incentive Award shall be subject to the Company’s 2015 Omnibus Incentive Plan and shall be governed by an Evidence of Award substantially in the form attached hereto as Exhibit E.

(c)Other Equity Compensation. During the Employment Term, in addition to the LTIP, the Executive shall be eligible to participate in such other equity incentive compensation plans and programs as the Company generally provides to its senior executives under such plans and programs. During the Employment Term, the Compensation Committee may, in its sole discretion, grant equity awards to the Executive, which would be subject to the terms of the award agreements evidencing such grants and the applicable plan or program, to the extent consistent with the terms of this Agreement.

(d)Signing Bonus. On the Effective Date, the Company shall pay the Executive a signing bonus equal to five hundred thousand dollars ($500,000) (the “Signing Bonus”), less applicable tax withholding and other authorized deductions. If the Executive’s employment hereunder is terminated by the Company for Cause or the Executive voluntarily terminates his employment other than with Good Reason within twenty-four (24) months following the Effective Date, the Executive hereby agrees to repay the Signing Bonus in full to the Company.

5.Benefits.

(a)During the Employment Term, the Company shall make available to the Executive, subject to the terms and conditions of the applicable plans, participation for the Executive and his eligible dependents in: (i) Company-sponsored group health, major medical, dental, vision, life insurance, pension and profit sharing, 401(k) and employee benefit plans, programs and arrangements (the “Employee Plans”) and such other usual and customary benefits in which senior executives of the Company participate from time to time, and (ii) such fringe benefits and perquisites as may be made available to senior executives of the Company as a group, in each case on no less favorable terms and conditions than those applying to other senior executives of the Company generally. Both during and after the Employment Term, the Executive shall be entitled to indemnification (and advancement of expenses) on terms and conditions no less favorable than those made available generally to the senior officers as such indemnification arrangements shall be in effect from time to time, provided that the applicable terms and conditions shall be no less favorable to the Executive than those applying as of the Effective Date. During his employment with the Company and for not less than six (6) years thereafter, the Executive shall be entitled to coverage under any director’s and officer’s liability insurance policy maintained by or for officers or directors of the Company, in each case on no less favorable a basis than that applying to other officers or directors of the Company. In addition, during the Employment Term the Executive shall be permitted, but not required, to use Company aircraft for business or personal travel; provided, however, that the Executive will pay the full incremental cost (but not the fixed costs) associated with any personal use of Company aircraft (with such cost for personal trips calculated in accordance with the provisions of §§ 91.501(b)(6), 91.501(c)(1), and 91.501(d) of the Federal Aviation Regulations), except with respect to up to six hours of flight time on one or more round-trip domestic or international flights per month for the Executive and his family and/or guests (which hours to the extent unused will be carried over to the next month). For purposes of this Agreement, the term “Employee Plans” means the plans and benefits described in the first two sentences of this Section 5(a).

(b)Without limiting the generality of Section 5(a), in the event the Executive becomes Disabled during the Employment Term, the Executive shall be entitled to periodic payments in an aggregate amount equal to his Base Salary in effect immediately prior to the date that he is Disabled, which payments shall be paid to the Executive in equal installments on the regular payroll dates under the Company’s payroll practices applicable to its senior executives (but no less frequently than monthly), until the first anniversary of the date he was Disabled, but reduced by any long-term disability benefits paid under the Company’s LTD Plan during such one-year period provided that payments under the LTD are made at the same time as the installments contemplated herein. Each payment payable pursuant to this Section 5(b) is intended to constitute a separate payment for purposes of Treasury regulation section 1.409A-2(b)(2). For the avoidance of doubt, the Disability Benefits described herein are intended to comply with Section 409A(a)(2)(A) and Treasury Regulation Section 1.409A-3.

(c)The Executive acknowledges that the Company may change its benefit programs from time to time, which may result in certain benefit programs being amended or terminated for its senior executives generally, provided that no such change, as applied to the Executive, shall be inconsistent with the express terms of this Agreement.

6.Expenses. The Company shall pay or reimburse the Executive for business expenses reasonably incurred by the Executive in connection with his duties on behalf of the Company following submission by the Executive of appropriate documentation substantiating such expenses.

7.Vacation. In addition to such holidays, sick leave, personal leave and other paid leave as is allowed under the Company’s policies applicable to senior executives generally, the Executive shall be entitled to participate in the Company’s vacation policy at a minimum of four (4) weeks vacation per calendar year, in accordance with the Company’s policy generally applicable to senior executives.

8.Place of Performance. The Executive’s principal place of work, subject to reasonable and necessary travel requirements, shall be at the corporate headquarters of the Company, which is currently located in Overland Park, Kansas. In connection with commencing employment under this Agreement, the Executive will establish a residence in or around Overland Park, Kansas. If the Company relocates its corporate headquarters, and thus the Executive’s principal place of work, more than 50 miles from his principal place of work immediately prior to such relocation, the Executive shall, subject to any right to terminate his employment for Good Reason, establish a residence within the greater of (a) 50 miles of such relocated corporate headquarters or (b) the total number of miles the Executive commuted to his principal place of work prior to such relocation. To the extent the Executive establishes new residences as provided in this Section 8, the Company will pay or reimburse the Executive’s relocation expenses in accordance with the Company’s relocation policy that is then applicable to its most senior executives.

9.Termination.

(a)Termination Upon Non-Renewal of the Employment Term by the Executive or the Company, Termination by the Company for Cause, or Resignation by the Executive Without Good Reason. If the Executive or the Company provides notice of non-renewal of the Employment Term and the Executive’s employment hereunder terminates upon the resulting expiration of the Employment Term, or if the Executive’s employment hereunder is terminated by the Company for Cause, or if the Executive resigns his employment hereunder without Good Reason, the Executive shall not be eligible to receive Base Salary, or to participate in any Employee Plans, with respect to any period of time after the date the Executive’s employment hereunder terminates (the “Termination Date”) unless the Parties otherwise agree in writing.

(b)Termination by the Company Without Cause or Resignation by the Executive with Good Reason outside of the CIC Severance Protection Period. Subject to Section 9(g), if, prior to, or following expiration of, the CIC Severance Protection Period, the Executive’s employment hereunder is terminated by the Company without Cause, or the Executive terminates his employment hereunder with Good Reason, the Executive shall be entitled to receive, conditioned upon the Executive’s execution and delivery to the Company of a Release within the Release Consideration Period and upon the expiration of the Release Revocation Period without revocation, and in full satisfaction of any rights the Executive might otherwise have under the Separation Plan:

(i)A single lump sum cash payment equal to $3,393,000 (the “Lump Sum Payment”), which payment shall be made at any time during the 30-day period following the Termination Date, with the actual date of payment within such period to be within the sole discretion of the Company, irrespective of if or when the Executive satisfies the Release condition described above, except that if the Executive is a Specified Employee and the Lump Sum Payment constitutes deferred compensation within the meaning of Section 409A of the Code, such payment shall not be made until after the end of the six month period that begins the day after the Termination Date, in which case, the Executive shall be paid the Lump Sum Payment on the first day of the first calendar month that begins after the expiration of such six-month period.

(ii)An aggregate amount equal to the excess (if any) of two times his Base Salary in effect immediately prior to the Termination Date over the Lump Sum Payment, with any such excess paid to the Executive in equal installments over the Payment Period on the regular payroll dates under the Company’s payroll practices applicable to its senior executives (but no less frequently than monthly), except that (A) if the Release Consideration and Revocation Period ends on or after December 15th of the calendar year in which the Termination Date falls, such installments that are otherwise payable in such calendar year shall be paid in a lump sum on the first business day of the following calendar year or (B) if the Executive is a Specified Employee, with respect to any amount payable by reason of the termination of the Executive’s employment hereunder that constitutes deferred compensation within the meaning of Section 409A of the Code, such installments shall not commence until after the six-month anniversary of the Termination Date, in which case the Executive shall be paid a lump-sum cash payment equal to the aggregate amount of missed installments during such six-month period on the first day of the of the first calendar month that begins after such six-month period has expired.

(iii)(A) payment of a pro rata Bonus Award for the portion of the Company’s current fiscal year prior to and including the Termination Date; (B)  payment of a pro rata Capped Bonus Award for the portion of the Company’s current fiscal year following the Termination Date; (C) for the first fiscal year following the fiscal year during which the Termination Date occurs, payment of the Capped Bonus Award; and (D) payment of a pro rata Capped Bonus Award for the second year following the fiscal year during which the Executive’s employment terminates (for purposes of this Section 9(b)(iii), each such payment to be made in cash in the calendar year in which the Bonus Award or Capped Bonus Award, as applicable, is determined, and in no event later than December 31st of the year in which each such award is determined); and provided, however, that to the extent the amount of the Lump Sum Payment exceeds two times the Executive’s Base Salary (such excess referred to as the “Excess Amount”) such that no amount is payable under Section 9(b)(ii), the amounts payable pursuant to this Section 9(b)(iii) shall be reduced by the Excess Amount.

(iv)For purposes of Section 9(b)(iii):

(1)the payment described in clause (A) thereof shall be equal to the product obtained by multiplying the Bonus Award that would have been payable for the full fiscal year in which the Termination Date occurs if the Executive’s employment hereunder had continued (determining in good faith and without any exercise of negative discretion) times a fraction (the “Pre-Termination Fraction”), whose numerator is the number of days in such fiscal year through the Termination Date and whose denominator is the number of days in such fiscal year;

(2)the payment described in clause (B) thereof shall be equal to the product obtained by multiplying the Executive’s Capped Bonus Award for the fiscal year in which the Termination Date occurs times a fraction whose numerator is the number of days in such fiscal year after the Termination Date and whose denominator is the number of days in such fiscal year; and

(3)the payment described in clause (D) thereof shall equal the product obtained by multiplying the Executive’s Capped Bonus Award for the applicable fiscal year times the Pre-Termination Fraction.

(v)(A) Beginning as of the Termination Date, continued participation for the Executive and his eligible family members in the Company’s group health plans at then-existing participation and coverage levels for the number of months equal to the period of continuation coverage the Executive would be entitled to pursuant to Section 4980B of the Code, in accordance with Section 409A of the Code and otherwise to the extent permitted by law, and on terms no less favorable to the Executive and his eligible family members than those in effect from time to time for the Company’s senior executives generally, including any co-payment and premium payment requirements and the Company shall deduct from each payment payable to the Executive pursuant to Sections 9(b)(i) or (ii), the amount of any employee contributions necessary to maintain such coverage for such period, except that subject to Section 9(b)(vi), (A) following such period, the Executive shall retain any rights to continue coverage under the Company’s group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; and (B) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(v) as of the date that the Executive becomes eligible to receive similar benefits from a new employer.

(vi)Continued participation for the Executive and his eligible family members, at the Executive’s sole cost, in the Company’s group health plans at then-existing participation and coverage levels for the remainder of the Payment Period following the period of continuation coverage the Executive would be entitled to, if any, pursuant to Section 9(b)(v) above, in accordance with Section 409A of the Code and otherwise to the extent permitted by law, comparable to the terms in effect from time to time for the Company’s senior executives, but only to the extent that the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month that commences both during the Payment Period and after the end of the period of continuation coverage specified in Section 9(b)(v), and the Company shall promptly reimburse the Executive for the amount of such premiums, if any, in excess of any employee contributions necessary to maintain such coverage, except that (A) following such period, the Executive shall retain any rights to continue coverage under the Company’s group health plans under the benefits continuation provisions pursuant to Section 4980B of the Code by paying the applicable premiums of such plans; and (B) the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(vi) as of the date that the Executive becomes eligible to receive similar benefits from a new employer.

(vii)Continued participation in the Company’s employee life insurance plans at then-existing participation and coverage levels for the Payment Period, comparable to the terms in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements and the Company shall deduct from each payment payable to the Executive pursuant to Sections 9(b)(i) and (ii), the amount of any employee contributions necessary to maintain such coverage for such period, except that the Executive shall no longer be eligible to receive the benefits otherwise receivable pursuant to this Section 9(b)(vii) as of the date that the Executive becomes eligible to receive similar benefits from a new employer.

(viii)Outplacement services, paid for by the Company promptly following receipt of appropriate documentation substantiating the expense, up to a maximum amount of $35,000; provided, however, that all outplacement services that are paid for by the Company must be completed, and all payments by the Company must be made, by December 31st of the second calendar year following the calendar year in which the Executive’s Separation from Service occurs.

(ix)With respect to any outstanding equity, or equity-based, awards other than the Initial LTIP Target Award and the Turnaround Incentive Award,

pro-rata vesting as of the Termination Date (and thus lapse of any further service condition to the extent of the pro-rata vesting) provided that, for any performance-based equity award, the award will remain subject to adjustment in accordance with the applicable terms of the award for over- or under-achievement to reflect actual performance against the applicable performance goals for the Company (any such adjustment to be determined in good faith without any exercise of negative discretion). For each such award, the pro-ration described in the preceding sentence will be determined using a fraction whose numerator is the number of days in the applicable vesting period during which the Executive was employed under this Agreement (inclusive of the Termination Date) and whose denominator is the total number of days in such vesting period.

(x)With respect to the Initial LTIP Target Award and the Turnaround Incentive Award, the vesting and payout of any award shall be governed by the terms of the applicable Evidence of Award, subject in any event to the Release Requirements of this Section 9(b).

Notwithstanding anything in this Section 9(b) to the contrary, to the extent the Executive has not executed the Release and delivered it to the Company within the Release Consideration Period, or has revoked the executed Release within the Release Revocation Period, the Executive will forfeit any right to receive the payments and benefits specified in this Section 9(b) and to the extent any such payments and benefits have been paid, the Company shall have the right to recover the after-tax amount of any such payment.
(c)Termination by the Company Without Cause or Resignation by the Executive for Good Reason During the CIC Severance Protection Period. Subject to Section 9(g) and clauses (i)‑(iii) below, if, during the CIC Severance Protection Period, the Executive’s employment hereunder is terminated by the Company without Cause or the Executive terminates his employment hereunder with Good Reason, the Executive will become entitled to the severance compensation and other benefits described in the CIC Severance Plan (and all rights to severance benefits under this Agreement (other than the vesting acceleration described herein) will cease) as of the later of (x) Termination Date, or (y) in the event of a Pre-CIC Termination, the date the Change in Control occurs. As of such later date but conditioned upon the Executive’s execution and delivery to the Company of a Release within the Release Consideration Period and the expiration of the Release Revocation Period without revocation, the Executive will be entitled to: (A) 100% vesting of any unvested portion of any outstanding equity, or equity-based, award other than the Initial LTIP Target Award and the Turnaround Incentive Award, provided that, with respect to any performance-based equity award, the award will be subject to adjustment for over- or under-achievement of the applicable performance goals (any such adjustment to be determined in good faith and without any exercise of negative discretion); and (B) with respect to the Initial LTIP Target Award and the Turnaround Incentive Award, the vesting and payout of any award shall be governed by the terms of the applicable Evidence of Award, subject in any event to the Release Requirements of this sentence.

(i)If the Executive is entitled to severance and other benefits under the CIC Severance Plan as a result of a Pre-CIC Termination, any benefits payable before the Change in Control under this Agreement will continue to be treated as payable under this Agreement and any benefits payable after the Change in Control under the CIC Severance Plan will be paid under the CIC Severance Plan.

(ii)In no event may there be duplication of benefits under this Agreement and the CIC Severance Plan.

(iii)Delivery, and non-revocation, of a Release in accordance with Section 9(b) or this Section 9(c) shall be deemed to satisfy any requirement for a release that is set forth in the CIC Severance Plan or in any other Company Arrangement.

(d)Termination by Death. If the Executive dies during the Employment Term, the Executive’s employment hereunder will terminate as of the date of his death.

(e)Termination by Disability. If the Executive becomes Disabled prior to the expiration of the Employment Term, the Executive’s employment hereunder will terminate, and the Executive and his eligible family members shall be entitled to continue to participate, through the first anniversary of the Termination Date, in the Company’s group health plans to the extent permitted by law at his then-existing participation and coverage levels and on the terms that are in effect from time to time for the Company’s senior executives, including any co-payment and premium payment requirements; provided, however, that if the Executive would not be eligible for participation under the Company’s group health plans but for this Section 9(e), such continued participation will be at the Executive’s sole cost and only to the extent the Executive makes a payment to the Company in an amount equal to the monthly premium payments (both the employee and employer portions) required to maintain such comparable coverage on or before the first day of each calendar month of such coverage, and the Company shall promptly reimburse the Executive for the amount of such premium payments.

(f)No Mitigation Obligation. In the event of any termination of the Executive’s employment hereunder, the Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and no amounts paid, or benefits provided, under Section 9 will be reduced on account of any compensation or benefits that the Executive may receive from any other source, except as expressly provided in Section 9. Notwithstanding anything herein to the contrary, the Executive shall notify the Company within 30 days after becoming eligible for coverage of any of the benefits described in Sections 9(b)(v)-(vii) or the corresponding provisions of the CIC Severance Plan.

(g)Affiliate Employment. For the avoidance of doubt and notwithstanding anything herein to the contrary, if the Executive’s employment hereunder terminates and the Executive commences employment with, or is otherwise then employed by, an Affiliate of the Company pursuant to an employment agreement with such Affiliate, the Executive shall not, after the date that he becomes so employed with such Affiliate, be entitled to receive any termination payments or benefits under Section 9(b), 9(c), or the CIC Severance Plan or Separation Plan, other than:

(i)If such termination does not occur during the CIC Severance Protection Period, the benefits described in Sections 9(b)(iii)(A), 9(b)(ix) or 9(b)(x); or

(ii)If such termination does occur during the CIC Severance Protection Period, the benefits described in Section 4.01(b)(ii) of the CIC Severance Plan (or any successor to such Section) and the vesting acceleration of equity, and equity-based, awards described in Section 9(c) (subject to clause (ii) of Section 9(c)) .

(h)Forfeiture. Notwithstanding the foregoing, any right of the Executive to receive termination payments and benefits under Sections 9(b) or 9(c) (or continued vesting or vesting acceleration of equity awards pursuant to the terms and conditions of such awards) shall be subject to forfeiture to the extent provided in Section 14 after any breach of Section 10, 11, or 12 by the Executive.

(i)Accrued Benefits. Upon any termination of the Executive’s employment hereunder, regardless of the reason, (i) the Executive shall promptly receive any accrued but unpaid cash compensation (including, without limitation, Base Salary through the Termination Date and cash compensation for accrued but unused vacation days) and (notwithstanding his termination) reimbursement for business expenses incurred prior to the Termination Date and otherwise reimbursable under Section 6; (ii) other than in connection with a termination of the Executive’s employment hereunder by the Company for Cause, or by the Executive without Good Reason and not due to non-renewal of the Employment Term as a result of the notice of non-renewal from the Executive, the Executive shall be entitled to payment of any unpaid Bonus Award for any fiscal year that ended prior to the Termination, determined and paid in good faith without any exercise of negative discretion at the time of determination that is not also applied in equal percentage amounts across-the-board to the bonuses payable to the Company’s other senior executives; (iii) the Executive shall be entitled to any vested, accrued or earned benefits under any Employee Plan or equity, or equity-based, award in accordance with the terms of such Employee Plan and applicable law; and (iv) the Executive shall be entitled to any other non-duplicative payments or benefits then or thereafter due in accordance with the then-applicable terms of any applicable Company Arrangement (including, without limitation, benefits under Sections 5(b), 6, 11, 14, 16 and 17 of this Agreement but excluding benefits under any severance benefit plan)..

10.Confidential Information; Statements to Third Parties.

(a)During the Employment Term and following termination of the Executive’s employment, the Executive acknowledges and agrees that:

(i)all information, whether or not reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form) and whether compiled or created by the Company, any of its Subsidiaries, or any entity or venture in which the Company, directly or indirectly, has an ownership interest of 10% or more or which has an ownership interest of 10% or more in the Company (collectively, the “Company Group”) of a proprietary, private, secret or confidential nature (including, without exception, inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, sales strategies, plans, research data, clinical data, financial data, personnel data, computer programs, customer and supplier lists, trademarks, service marks, copyrights (whether registered or unregistered), artwork, and contacts at or knowledge of customers or prospective customers) concerning the Company Group’s business, business relationships or financial affairs, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information (collectively, “Proprietary Information”) shall be the exclusive property of the Company Group.

(ii)reasonable efforts have been put forth by the Company Group to maintain the secrecy of its Proprietary Information; and

(iii)any willful retention or use by the Executive of Proprietary Information that violates this Agreement after the termination of the Executive’s employment will constitute a misappropriation of the Company Group’s Proprietary Information.

(b)The Executive further acknowledges and agrees that he will take all affirmative steps as reasonably necessary or requested by the Company to protect the Proprietary Information from inappropriate disclosure during and after his employment with the Company, provided that the Company agrees to pay any expenses reasonably incurred by the Executive in complying with this obligation promptly following receipt of appropriate documentation from the Executive substantiating such expenses.

(c)All materials or copies thereof and all tangible things and other property of the Company Group that embody or represent Proprietary Information in the Executive’s custody or possession shall be delivered to the Company (to the extent the Executive has not already returned them) within five business days after the earlier of: (i) any request by the Company delivered in accordance with Section 20 or (ii) any termination of the Executive’s employment with the Company for any reason. After such delivery, the Executive shall not retain any such materials or portions or copies thereof or any such tangible things and other property and shall execute any affirmation of compliance that the Company may reasonably require. Anything in this Agreement or elsewhere to the contrary notwithstanding the Executive shall at all times be entitled to retain, and use appropriately (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars, rolodexes (and electronic equivalents), personal files and phone books, (ii) information and documents pertaining to his personal rights, obligations and entitlements, (iii) information the Executive reasonably believes may be needed for tax purposes, and (iv) copies of plans, programs and agreements related to his employment, or termination thereof, with the Company. To the extent that the Executive makes use of his own personal computing devices (e.g., PDA, laptop, thumb drives, etc.) during the Employment Term, upon termination of the Employment Term or at any earlier time if requested by the Company, the Executive will deliver such personal computing devices to the Company for review, and permit the Company to delete all Proprietary Information from such personal computing devices that he is not entitled to retain, provided that the Company shall use its best reasonable efforts to avoid reviewing the content of privileged or personal communications and materials that do not contain Proprietary Information (other than Proprietary Information that he is entitled to retain).

(d)The Executive further agrees that his obligation not to disclose or to use information and materials set forth in Sections 10(a), 10(b) and 10(c) above, and his obligation to return materials and tangible property set forth in Section 10(c) above, also extends to corresponding types of information, materials and tangible property of customers of the Company Group, consultants for the Company Group, suppliers to the Company Group, or other third parties who may have disclosed or entrusted the same to the Company Group or to the Executive.

(e)The Executive further acknowledges and agrees that he will continue to keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner except in carrying out his duties hereunder any Proprietary Information without limitation as to when or how the Executive may have acquired such Proprietary Information and that he will not disclose any Proprietary Information to any person or entity other than appropriate employees of the Company or use the same for any purposes (other than in the performance of his duties under this Agreement) without written approval of the Board, either during or after his employment with the Company.

(f)Further the Executive acknowledges that his obligation of confidentiality will survive, regardless of any other breach of this Agreement or any other agreement, by any party hereto, until and unless such Proprietary Information of the Company Group has become, through no fault of the Executive, generally known to the public. In the event that the Executive is required by law, regulation, or court order to disclose any Proprietary Information, the Executive will promptly notify the Company prior to making any such disclosure to facilitate the Company seeking a protective order or other appropriate remedy from the proper authority. The Executive further agrees to cooperate with the Company in seeking such order or other remedy and that, if the Company is not successful in precluding the requesting legal body from requiring the disclosure of the Proprietary Information, the Executive will furnish only that portion of the Proprietary Information that he reasonably believes is legally required to be disclosed, and the Executive will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to the Proprietary Information; provided that, in each case, the Company agrees to promptly pay any expenses reasonably incurred by the Executive in complying with these obligations following receipt of appropriate documentation from the Executive substantiating such expenses.

(g)The Executive’s obligations under this Section 10 are in addition to, and not in limitation of, all other obligations of confidentiality under the Company’s policies, general legal or equitable principles or statutes. However, nothing in this Agreement or elsewhere shall prohibit the Executive from making truthful statements, or disclosing Proprietary Information in good faith (i) to appropriate members of the Company Group, or to any authorized (or apparently authorized) agent or representatives of any of them, (ii) in connection with the good faith performance of his duties for the Company, (iii) when required to do so by a court, government agency, legislative body, arbitrator or another person with apparent jurisdiction to require such disclosure, (iv) as reasonably necessary in the course of any proceeding under Section 16 or 21, or (v) in confidence to an attorney or other professional for the purpose of securing professional assistance or advice.

(h)During and after the Employment Term:

(i)the Executive agrees to refrain from making any statements about the Company or its officers or directors that would disparage, or reflect unfavorably upon the image or reputation of the Company or any such officer or director;

(ii)the Company shall refrain from making any statements about the Executive that would disparage, or reflect unfavorably upon the image or reputation of the Executive; provided, however, that the foregoing shall not prohibit the Company from complying with its policies regarding public statements with respect to the Executive, or otherwise complying with applicable law, and any such statements shall be deemed to be made by the Company only if made or authorized by a member of the Board or a senior executive officer of the Company; and

(iii)nothing in this Agreement or elsewhere shall prohibit honest and good faith reporting by the Executive to appropriate Company or legal enforcement authorities or otherwise complying with applicable law.

11.Non-Competition. In consideration of the Company entering into this Agreement, for the period commencing on the Effective Date and ending on the expiration of the Restricted Period:

(a)The Executive covenants and agrees that the Executive will not, directly or indirectly, engage in any activities on behalf of or have an interest in any Competitor of the Company Group, whether as an owner, investor, executive, manager, employee, independent consultant, contractor, advisor, or otherwise. The Executive’s ownership of less than one percent (1%) of any class of stock in a publicly-traded entity shall not be a breach of this Section 11(a).

(b)“Competitor” means, at the time of the termination of the Executive’s employment with the Company for any reason, any individual, corporation, partnership, limited liability company, association, joint venture, trust, joint stock company, joint venture, or unincorporated organization (a “Person”) or any of such Person’s Divisions doing business in the United States including any territory of the United States (collectively, the “Territory”) or any of such Person’s Divisions employing the Executive doing business in the Territory if such Person or its Division: (i) receives at least 15% of its gross operating revenues from providing wireless communications services of any type (for example, voice, data, including Internet, and video), (ii) is operating for less than 5 years a wireless line of business from which the Company Group derives, and the Company Group has specifically disclosed to the Executive that it derives, or that the Executive knows or should reasonably know based on his position, duties or responsibilities with the Company that it derives, at least 3% of gross operating revenues, notwithstanding such Person’s or Division’s lack of substantial revenues in such line of business, or (iii) is engaged in any activity or has an interest in any activity in which Proprietary

Information to which the Executive had access at any time during the two-year period before his termination of employment that could be of substantial harm to the Company Group. For this purpose, “Division” means any distinct group, subsidiary, or unit organized as a segment or portion of a Person that is devoted to the production, provision, or management of a common product or service or group of related products or services, regardless of whether the group is organized as a legally distinct entity.

For purposes of the foregoing, gross operating revenues of the Company Group and such other Person shall be those of the Company Group or such Person, together with their Company Group, but those of any Division employing or proposing to employ the Executive shall be on a stand-alone basis, all measured by the most recent available financial information of both the Company Group and such other Person or Division at the time the Executive accepts, or proposes to accept, employment with or to otherwise perform services for such Person or Division. If financial information concerning any potential Competitor is not publicly available or is inadequate for purposes of applying this definition, the ultimate burden shall be on the Executive to present information that such Person or Division is not a Competitor.
(c)The Executive acknowledges and agrees that, for purposes of this Section 11, due to the continually evolving nature of the Company Group’s industry, the scope of its business and/or the identities of Competitors may change over time and that breach of this Agreement by accepting employment with a Competitor would irreparably injure the Company Group. The Parties further acknowledge and agree that the Company Group currently markets its products and services on a nationwide basis, encompassing the Territory, and may expand such Territory to include any international and foreign markets, in which case the Parties acknowledge that the terms and provisions of this Section 11 shall apply to such expanded markets; provided, however, that the consummation of the merger transaction pursuant to the Agreement and Plan of Merger dated as of October 15, 2012, as amended, among the Company, SoftBank Corp. and certain subsidiaries thereof shall not itself constitute an expansion of the Territory in which the Company Group markets its products and services.

(d)The Executive covenants and agrees that should a court at any time determine that any restriction or limitation in this Section 11 is unreasonable or unenforceable, it will be deemed amended so as to provide the maximum protection to the Company Group and be deemed reasonable and enforceable by the court.

12.Non-Solicitation. In consideration of the Company entering into this Agreement, for the period commencing on the Effective Date and ending on the expiration of the Restricted Period, the Executive hereby covenants and agrees that he shall not individually or in cooperation with any other person or entity do any of the following:

(a)solicit, aid, induce or persuade, directly or indirectly, any person who is an employee, representative, or agent of any member of the Company Group to leave his or her employment with any member of the Company Group to accept employment with any other person or entity;

(b)induce any person who is an employee, officer or agent of the Company Group to terminate such relationship;

(c)solicit any customer of the Company Group, or any person or entity whose business the Company Group had solicited during the 180-day period prior to termination of the Executive’s employment, for purposes of engaging in any business which is competitive with the Company Group within the Territory; or

(d)solicit, aid, induce, persuade or attempt to solicit, aid, induce or persuade any person or entity to take any action that would result in a Change in Control of the Company or to seek to control the Board in a material manner without prior written consent of the Board.

(e)For purposes of this Section 12 the term “solicit or persuade” includes, but is not limited to, (i) initiating communications with an employee of the Company Group relating to possible employment, (ii) offering bonuses or additional compensation to encourage an employee of the Company Group to terminate his employment, and (iii) initiating communications with any person or entity relating to a possible Change in Control.

(f)Notwithstanding anything to the contrary contained herein, neither any action taken by the Executive in the course of carrying out his duties under this Agreement nor the Executive’s response to an unsolicited request for an employment reference regarding any former employee of the Company Group shall be a violation of this Section 12.

13.Developments.

(a)The Executive acknowledges and agrees that he will, upon request by the Company, make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, software, mask works, and works of authorship, whether patentable or copyrightable or not, (i) which relate to the Company’s business and have heretofore been created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others, and not assigned to prior employers, or (ii) which have utility in or relate to the Company’s business, and which are created, made, conceived or reduced to practice by the Executive or under his direction or jointly with others during his employment with the Company, whether or not during normal working hours or on the premises of the Company (all of the foregoing of which are collectively referred to in this Agreement as “Developments”).

(b)The Executive further agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of the Executive’s rights, title and interest worldwide in and to all Developments and all related patents, patent applications, copyrights and copyright applications, and any other applications for registration of a proprietary right. This Section 13(b) shall not apply to Developments that the Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities, or Proprietary Information and that does not, at the time of conception or reduction to practice, have utility in or relate to the Company’s business, or actual or demonstrably anticipated research or development. The Executive understands that, to the extent this Agreement shall be construed in accordance with the laws of any Territory which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this Section 13(b) shall be interpreted not to apply to any invention which a court or arbitrator rules, or the Company agrees, falls within such classes.

(c)The Executive further agrees to cooperate with the Company, both during and after the Employment Term and upon the Company’s reasonable request and at the Company’s sole expense, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and other countries) relating to Developments. The Executive shall not be required to incur or pay any costs or expenses in connection with the rendering of such cooperation. Upon reasonable request by the Company, the Executive will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, and do all other things reasonably requested by the Company (at its sole expense) to protect the Company’s rights and interests in any Development.

(d)The Executive further acknowledges and agrees that if the Company is unable, after reasonable effort, to secure the Executive’s signature on any such papers as reasonably requested, any executive officer of the Company shall be entitled to execute any such papers as the Executive’s agent and attorney-in-fact, and the Executive hereby irrevocably designates and appoints each executive officer of the Company as his agent and attorney-in-fact for the sole purpose of executing any such papers on the Executive’s behalf under such circumstances and taking any and all actions reasonably requested by the Company (at the Company’s sole expense) in order to protect its rights and interests in any Development, under the conditions described in this sentence.

14.Remedies. The Executive and the Company agree that the covenants contained in Sections 10, 11, 12, and 13 are reasonable under the circumstances, and further agree that if in the opinion of any court of competent jurisdiction any such covenant is not reasonable in any respect, such court will have the right, power and authority to sever or modify any provision or provisions of such covenants as to the court will appear not reasonable and to enforce the remainder of the covenants as so amended. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s obligations under Sections 10, 11, 12, and 13 would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any such provision of this Agreement, the Company will be entitled to seek immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage. Without limiting the applicability of this Section 14 or in any way affecting the right of the Company to seek equitable remedies hereunder, in the event that the Executive materially and willfully breaches any of the provisions of Sections 10, 11, or 12 or engages in any activity that would constitute a material and willful breach save for the Executive’s action being in a state where any of the provisions of Sections 10, 11, 12, or this Section 14 is not enforceable as a matter of law, and, if such breach or activity is susceptible to cure and such breach or activity is not cured by the Executive within 7 days after the Company delivers a notice to the Executive describing the breach or activity in reasonable detail and requesting cure, then the Company’s obligation to pay any remaining severance compensation and benefits that have not already been paid to the Executive pursuant to Sections 9(a), 9(b), 9(c) or 9(e) (for the avoidance of doubt, after application of Section 9(g), if applicable) shall terminate.

15.Continued Availability and Cooperation.

(a)Following termination of the Executive’s employment under this Agreement, the Executive agrees that, consistent with the Executive’s business and personal affairs and his fiduciary duties both to the Company and to any new employer, he will (upon reasonable request by the Company) cooperate with the Company and with the Company’s counsel in connection with any present and future actual or threatened litigation, administrative proceeding or investigation involving the Company that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company (other than any litigation, administrative proceeding or investigation in which the Executive and the Company are opposing parties); provided, however, nothing in this Section 15(a) shall require the Executive to cooperate in such a way that would jeopardize his legal interests. Cooperation may include, but is not limited to:

(i)making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

(ii)if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefore, as and to the extent that the Company or the Company’s counsel reasonably requests;

(iii)refraining from impeding in any way the Company’s prosecution or defense of such litigation or administrative proceeding; and

(iv)cooperating in the development and presentation of the Company’s prosecution or defense of such litigation or administrative proceeding.

(b)The Company will promptly pay directly, or promptly reimburse the Executive for, any expense reasonably incurred by him in connection with rendering cooperation under Section 15(a), including (without limitation) attorneys’ fees and other charges of counsel (if the Executive reasonably determines that he should retain independent legal counsel), incurred in connection with any cooperation, consultation and advice rendered under this Agreement following receipt of appropriate documentation from the Executive substantiating such expenses.

16.Dispute Resolution.

(a)In the event that the Parties are unable to resolve any controversy or claim arising out of or relating to this Agreement, the Executive’s employment with the Company, or any termination of such employment, either Party to the dispute shall refer the dispute to binding arbitration, which shall (except as otherwise provided in Section 16(d)) be the exclusive forum for resolving all such controversies and claims. Such arbitration will be administered by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) pursuant to its Comprehensive Arbitration Rules and Procedures (the “JAMS Rules”). The arbitration shall be conducted by a single arbitrator selected by the Parties according to the JAMS Rules. In the event that the Parties fail to agree on the selection of the arbitrator within 30 days after either Party’s request for arbitration, the arbitrator will be chosen by JAMS. Unless the Parties otherwise agree, any arbitration hearings shall commence on a mutually agreeable date within 90 days after the request for arbitration and shall be conducted within thirty (30) miles of the location of the Executive’s then current principal place of work for the Company, or if he is no longer working with the Company, within thirty (30) miles of his most recent principal place of work for the Company.

(b)The Parties agree that each will bear their own costs and attorneys’ fees. The arbitrator shall not have authority to award attorneys’ fees or costs to any Party.

(c)The arbitrator shall have no power or authority to make awards or orders granting relief that would not be available to a Party in a court of law. The arbitrator’s award is limited by and must comply with this Agreement and controlling federal, state, and local laws. The decision of the arbitrator shall otherwise be final and binding on the Parties, except as otherwise provided by law.

(d)Notwithstanding the foregoing, no claim for injunctive or similar non-monetary equitable relief contemplated by or allowed under applicable law with respect to alleged violations of Sections 10, 11, 12, and 13 of this Agreement will be subject to arbitration under this Section 16, but will instead be subject to determination in a court of competent jurisdiction as set forth in Section 21, which court shall apply Delaware law consistent with Section 21 of this Agreement.

17.Other Agreements. No agreements (other than the agreements evidencing grants of equity awards and those expressly referred to in this Agreement, and other Company Arrangements arising out of or relating to the Executive’s service as a member of the Company’s Board) (collectively, “Other Arrangements”)) or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not set forth in this Agreement. Each Party acknowledges that no representations, inducements, promises, or other agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of such Party, pertaining to the subject matter hereof, which are not embodied in this Agreement (or in any Other Arrangement), and that no prior and/or contemporaneous agreement, statement or promise pertaining to the subject matter hereof that is not contained in this Agreement (or in any Other Arrangement) shall be valid or binding on either Party.

18.Withholding of Taxes. The Company will withhold from any amounts payable by it under this Agreement all federal, state, city or other taxes that the Company is required to withhold pursuant to any applicable statute or government regulation or ruling.

19.Successors and Binding Agreement.

(a)The Company may assign its rights under the Agreement only to any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company that expressly agrees to assume and perform this Agreement in the same manner and to the same extent the Company would have been required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any such successor to the Company, (and such successor shall thereafter be deemed to be included in the term the

“Company” for the purposes of this Agreement, except to the extent that the result would be to expand the restrictions applying to the Executive under Section 11), but will not otherwise be assignable, transferable or delegable by the Company.

(b)This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 19(a) and 19(b). Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments and benefits hereunder will (except as otherwise expressly provided in any other applicable Company Arrangement) not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by the Executive’s will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 19(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

20.Notices. All communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as Federal Express or UPS, addressed to the Company (to the attention of the General Counsel of the Company) at its principal executive offices and to the Executive at his principal residence, with (during the Employment Term) a copy delivered to the Executive’s principal office at the Company and with a copy (which shall not constitute notice) also delivered to Morrison Cohen LLP, 909 3rd Avenue, 27th Floor, New York, NY 10022, attention Robert M. Sedgwick, Esq., or to such other address as either Party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

21.Governing Law and Choice of Forum.

(a)This Agreement will be construed and enforced according to the laws of the State of Delaware, without giving effect to the conflict of laws principles thereof.

(b)To the extent not otherwise provided for by Section 16 of this Agreement, the Executive and the Company consent to the jurisdiction of all state and federal courts located in Overland Park, Johnson County, Kansas, (or, if the location of the Company’s corporate headquarters is no longer in Overland Park and the Executive’s principal place of work has been relocated to the Company’s corporate headquarter, then within thirty (30) miles of the location of the Executive’s then current principal place of work for the Company, or if he is no longer working with the Company, within thirty (30) miles of his most recent principal place of work for the Company) as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or that otherwise arise out of the employment relationship. Each Party hereby expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set forth in this paragraph. Further, the Parties each hereby expressly waives any and all objections either may have to venue, including, without limitation, the inconvenience of such forum, in any of such courts. In addition, each of the Parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement.

22.Validity/Severability. If any provision of this Agreement or the application of any provision is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions are held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Agreement will be binding on the Parties and their successors and assigns as if such invalid or illegal provisions were never included in this Agreement from the first instance.

23.Survival of Provisions. Notwithstanding any other provision of this Agreement, the Parties’ respective rights and obligations under Sections 5(a), 5(b), 9, 10, 11, 12, 13, 14, 15, 16, 16, 18, 19, 20, 21, 23, 25 and 26, will survive any termination of the Executive’s employment under this Agreement.

24.Representations and Acknowledgements.

(a)The Executive hereby represents that, except as he has disclosed to the Company, he is not subject to any restriction on his ability to enter into this Agreement or to perform his duties and responsibilities hereunder, including, but not limited to, any covenant not to compete with any former employer that would so restrict him.

(b)The Executive further represents that, to the best of his knowledge, his performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement with another party, and that he will not knowingly disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer not included in the Company Group or others.

(c)The Executive hereby represents and agrees that, during the Restricted Period, if the Executive is offered employment or the opportunity to enter into any business activity, whether as owner, investor, executive, manager, employee, independent consultant, contractor, advisor or otherwise, the Executive will inform the offeror of the existence of Sections 10, 11, 12, and 13 of this Agreement and provide the offeror a copy thereof. The Executive authorizes the Company to provide a copy of the relevant provisions of this Agreement to any of the persons or entities described in this Section 24(c) and to make such persons aware of the Executive’s obligations under this Agreement.

(d)The Company represents and warrants that (i) it is fully authorized by action of its Board (and of any other person or body whose action is required) to enter into this Agreement and to perform its obligations under it, and (ii) upon the execution and delivery of this Agreement by the Parties, this Agreement shall be its valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

25.Compliance with Code Section 409A. With respect to reimbursements or in-kind benefits provided under this Agreement or under any other Company Arrangement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement or under any other Company Arrangement, (b) any reimbursement of provision of in-kind benefits made during the Executive’s lifetime (or such shorter period prescribed by a specific provision of this Agreement or of any other Company Arrangement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. Each payment, reimbursement or in-kind benefit made pursuant to the provisions of this Agreement or of any other Company Arrangement shall be regarded as a separate payment and not one of a series of payments for purposes of Section 409A of the Code. It is intended that any amounts payable under this Agreement, any Employee Plan or any other Company Arrangement, and any exercise of the Company’s and the Executive’s authority or discretion hereunder, shall comply with the provisions of Section 409A of the Code and the treasury regulations relating thereto so as not to subject the Executive to the payment of the additional tax, interest and any tax penalty which may be imposed under Code Section 409A. In furtherance of this interest, to the extent that any provision hereof would result in the Executive being subject to payment of the additional tax, interest and tax penalty under Code Section 409A, the Parties agree to amend this Agreement in order to bring this Agreement into compliance with Code Section 409A; and thereafter to interpret its provisions in a manner that complies with Section 409A of the Code. Reference to Section 409A of the Code is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of Treasury or the Internal Revenue Service. Notwithstanding anything in this Agreement or elsewhere to the contrary, and unless the Executive otherwise agrees in a signed writing executed in connection with the termination of his employment under this Agreement, the Executive shall have no duties or responsibilities after the Termination Date that are inconsistent with his having had a Separation from Service on the Termination Date. If the Executive agrees, in a signed writing that is executed in connection with the termination of his employment under this Agreement, to undertake duties and responsibilities that will result in his not incurring a Separation from Service on the Termination Date, all references to the Termination Date herein for the purposes of determining the commencement of any severance payments and benefits that constitute deferred compensation within the meaning of Section 409A shall mean the date Executive incurs a Separation from Service. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed, and the Executive shall be responsible for any taxes, penalties and interest imposed on him under or as a result of Section 409A of the Code in connection with payments and benefits made in accordance with the terms of this Agreement.

26.Amendment; Waiver. No provision of this Agreement may be modified or amended other than through a writing that is signed by the Parties and that expressly identifies the provision being modified or amended. No waiver by either Party at any time of any breach by the other Party hereto of compliance with any provision of this Agreement to be performed by such other Party will be effective unless in a signed writing that expressly identifies the provision of this Agreement that is being waived, nor shall any such waiver, deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

27.Legal Fees. The Executive shall be entitled to payment or reimbursement of any legal fees and expenses incurred in by him connection with the negotiation and execution of this Agreement up to a maximum amount of fifty thousand dollars ($50,000), any such payment or reimbursement to be made promptly following receipt of appropriate documentation from the Executive substantiating such fees and expenses.

28.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for all purposes.

29.Headings. Unless otherwise noted, the headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

30.Defined Terms.

(a)“Affiliate” means SoftBank Corp., a Japanese kabushiki kaisha (“SoftBank”) and any Person controlled by or under common control with SoftBank, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise, and such “control” will be conclusively presumed if SoftBank directly or indirectly owns ten percent (10%) or more of the voting capital stock or other ownership interests, directly or indirectly, of any other Person.

(b)“Agreement” has the meaning set forth in the preamble.

(c)“Base Salary” has the meaning set forth in Section 4(a).

(d)“Board” has the meaning set forth in Section 3(a).

(e)“Bonus Award” has the meaning set forth in Section 4(b)(i).

(f)“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

(g)“Capped Bonus Award”, when used in respect of a fiscal year, shall mean a cash amount equal to the lesser of (x) the Executive’s Target Bonus for such year (determined as if the Executive’s employment hereunder had continued indefinitely) and (y) the Executive’s Bonus Award for such year (determined in good faith, and without any exercise of negative discretion [at the time of the determination that is not also applied in equal percentage amounts across-the-board to the bonuses payable to the Company’s other senior executives], as if the Executive’s employment hereunder had continued indefinitely), which cash amount shall be paid promptly after being determined and in no event later than the date that corresponding bonuses are paid to senior executives of the Company generally.

(h)“Cause” shall mean:

(i)any act or omission constituting a material and intentional breach by the Executive of any provisions of this Agreement after notice is delivered by the Company that identifies the manner in which the breach occurred, if within 30 days of such notice, the Executive fails to cure any such failure capable of being cured;

(ii)the willful and continued failure by the Executive to substantially perform his duties hereunder, after demand for performance is delivered by the Company that identifies the manner in which the Company believes the Executive has not performed his duties, if, within 30 days of such demand, the Executive fails to cure any such failure capable of being cured;

(iii)any intentional misconduct by the Executive (including, but not limited to, misappropriation, fraud including with respect to the Company’s accounting and financial statements, embezzlement or conversion by the Executive of the Company’s or any of its Subsidiary’s property in connection with the Executive’s duties or in the course of the Executive’s employment with the Company) that causes material harm to the Company or any Subsidiary, financially or otherwise;

(iv)the conviction (or plea of no contest) of the Executive for any felony, or the indictment of the Executive for any felony (including, but not limited to, any felony involving fraud, moral turpitude, embezzlement or theft in connection with the Executive’s duties or in the course of the Executive’s employment with the Company); provided, however, that if the Executive’s employment is terminated for Cause based on an indictment, and such indictment is thereafter resolved other than by a conviction or a plea of no contest, the Executive shall be entitled to the benefits (or the economic equivalent thereof) that he would have received under Section 9(b) or 9(c) if those Sections had been applied as of his Termination Date, provided that the Release Consideration Period in Sections 9(b) and 9(c) shall be deemed not to have commenced until the date that his indictment was resolved;

(v)the commission of any intentional or knowing violation of any material antifraud provision of the federal or state securities laws;

(vi)there is a final, non-appealable order in a proceeding before a court of competent jurisdiction, or a final order arising out of an administrative proceeding, finding that the Executive committed any willful misconduct or criminal activity, either for his personal benefit or in connection with his duties for the Company or any Subsidiary but excluding traffic violations and other minor offenses, which misconduct or activity is materially inimical to the interests of the Company or any of its Subsidiaries;

(vii)current alcohol or prescription drug abuse that affects work performance;

(viii)current use of illegal drugs; or

(ix)knowing and material violation of specific prohibitions or requirements in the Company’s Code of Conduct (which the Executive shall be deemed to have read and understood), which violation causes significant harm to the Company, financially or otherwise, with written notice of termination by the Company for Cause in each case given by the Company to the Executive in accordance with Section 20 prior to the Termination Date.
For purposes of this Agreement, no act or failure to act on the part of the Executive shall be deemed “intentional” or “willful” or “knowing” if it was due primarily to an error in judgment or negligence, and any act or failure to act on the part of the Executive shall be deemed “intentional” or “willful” or “knowing” only if done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the interest of the Company. Failure to meet performance expectations, unless willful, continuing, substantial, and uncured after demand for cure to the extent such failure is curable, shall not be considered “Cause.”
(i)“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

(j)“Change in Control” has the meaning set forth in the CIC Severance Plan.

(k)“Chief Executive Officer” has the meaning set forth in Section 3(a).

(l)“CIC Severance Plan” means the Company’s Change in Control Severance Plan, as such plan may be amended from time to time, provided that, for purposes of determining his rights under Section 9(c) of this Agreement, the Executive shall be deemed to have an “Applicable Multiple” that is not less than two (2), and that no amendment to such plan after the Effective Date that is adverse to the Executive shall be deemed effective as to the Executive.

(m)“CIC Severance Protection Period” has the meaning set forth in the CIC Severance Plan.

(n)“Code” means the Internal Revenue Code of 1986, as amended from time to time, including any rules and regulations promulgated thereunder, along with Treasury and IRS Interpretations thereof. Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

(o)“Common Stock” means common stock of the Company, par value $.01 per share.

(p)“Company” has the meaning set forth in the preamble, as modified by Section 19(a).

(q)“Company Arrangement” means any written plan, program, agreement or arrangement of the Company or any of its Subsidiaries applicable to the Executive and relating to employment, compensation or benefits.

(r)“Company Group” has the meaning set forth in Section 10(a).

(s)“Compensation Committee” means the Compensation Committee of the Board.

(t)“Competitor” has the meaning set forth in Section 11(b).

(u)“Developments” has the meaning set forth in Section 13(a).

(v)“Disability” or “Disabled” shall mean:

(i)the Executive has been unable, due to physical or mental illness or incapacity, to substantially perform his duties and the essential functions of his position, with or without reasonable accommodation, on a full-time basis for six months, and within 30 days after a notice of termination is thereafter given by the Company, the Executive shall not have returned to the full-time performance of the Executive’s duties; and, further,

(ii)the Executive has become eligible to receive long-term disability benefits under the LTD Plan;

provided, however, for purposes of Section 5(b), (x) no termination of the Executive’s employment shall be required for his illness or incapacity to constitute “Disability” but (y) his illness or incapacity must also constitute a disability within the meaning of Section 409A(a)(2)(C) of the Code and Treasury regulation section 1.409A-3(i)(4), as each may be amended from time to time; provided, further, if the Executive shall not agree with a determination to terminate his employment because of Disability, the question of the Executive’s disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and the Executive. All fees and other costs relating to such certification shall be promptly paid by the Company.

(w)“Effective Date” has the meaning set forth in the preamble.

(x)“Employee Plans” has the meaning set forth in Section 5(a).

(y)“Employment Term” has the meaning set forth in Section 2.

(z)“Executive” has the meaning set forth in the preamble, provided that, in the event of the Executive’s death or a judicial determination of his incapacity, the term shall mean (where appropriate) his designated beneficiary or beneficiaries, his heirs, his estate, his executor or executors, or his other legal representative or representatives.

(aa)“Good Reason” means the occurrence of any of the following events without the Executive’s prior written consent, unless within 30 days after the Executive gives written notice of such event, the Company cures any such event:

(i)the Company’s material breach of this Agreement;

(ii)a material diminution in the Executive’s responsibilities or authorities, or a material adverse change in his position or title;

(iii)a material reduction in the Executive’s Base Salary, or Target Bonus that is in violation of Section 4(a) or 4(b)(i), respectively; or

(iv)relocation of the Executive’s principal place of work by more than 50 miles without the Executive’s consent; provided, however, that relocation of the Executive’s principal place of work to a new Company corporate headquarters in the vicinity of the San Francisco Bay Area shall not constitute Good Reason.

Any occurrence of a Good Reason event shall be deemed to be waived by the Executive unless he gives the Company written notice of such event within 90 days after it occurs and he terminates his employment hereunder within one year after such event occurs.
(bb)    “Initial Employment Term” has the meaning set forth in Section 2.

(cc)    “Initial Target LTIP Award” has the meaning set forth in Section 2.

(dd)    “JAMS” and “JAMS Rules” have the meaning set forth in Section 16.

(ee)    “LTD Plan” means any long-term disability plan or program that is paid for by the Company.

(ff)    “LTIP” means the Company’s 2007 Omnibus Incentive Plan, as amended, or any successor thereto.

(gg)    “LTIP Target Award Opportunity” has the meaning set forth in Section 4(b)(ii).

(hh)    “Other Arrangements” has the meaning set forth in Section 17.

(ii)    “Participant” has the meaning set forth in the CIC Severance Plan.

(jj)    “Parties” has the meaning set forth in the preamble.

(kk)    “Party” has the meaning set forth in the preamble.

(ll)    “Payment Period” means the period of 24 continuous months, as measured from the Executive’s Termination Date.

(mm)    “Person” has the meaning set forth in Section 11(b).

(nn)    “Pre-CIC Termination” has the meaning set forth in the CIC Severance Plan.

(oo)    “Pre-Termination Fraction” has the meaning set forth in Section 9(b).

(pp)    “Proprietary Information” has the meaning set forth in Section 10(a)(i).

(qq)    “Release” means a release of claims in the form attached hereto as Exhibit A.

(rr)    “Release Consideration and Revocation Period” means the combined total of the Release Consideration Period and the Release Revocation Period.

(ss)    “Release Consideration Period” means the 21 or 45-day period described in the Release during which the Executive is entitled to consider whether to sign it.

(tt)    “Release Revocation Period” means the period pursuant to the terms of an executed Release in which it may be revoked by the Executive.

(uu)    “Renewal Term” has the meaning set forth in Section 2.

(vv)    “Restricted Period” means the 24-month period following the date on which the Executive’s employment with the Company terminates for any reason.

(ww)    “Separation from Service” means “separation from service” from the Company and its subsidiaries as described under Section 409A of the Code and the guidance and Treasury regulations issued thereunder. Separation from Service will occur on the date on which the Executive’s level of services to the Company decreases to 21 percent or less of the average level of services performed by the Executive over the immediately preceding 36-month period (or if providing services for less than 36 months, such lesser period) after taking into account any services that the Executive provided prior to such date or that the Company and the Executive reasonably anticipate the Executive may provide (whether as an employee or as an independent contractor) after such date. For purposes of the determination of whether the Executive has had a Separation from Service, the term “Company” shall mean the Company and any affiliate with which the Company would be considered a single employer under Section 414(b) or 414(c) of the Code, provided that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language

“at least 50 percent” is used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2. In addition, where the use of such definition of “Company” for purposes of determining a Separation from Service is based upon legitimate business criteria, in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Sections 1563(a)(1), (2) and (3) of the Code, and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, “at least 20 percent” is used instead of “at least 80 percent” at each place it appears in Treasury Regulation Section 1.414(c)-2.

(xx)    “Separation Plan” means the Company’s Separation Plan Amended and Restated Effective February 9, 2009, as may be amended from time to time or any successor plan, program, arrangement or agreement thereto.

(yy)    “Specified Employee” shall mean an executive who is a “specified employee” for purposes of Section 409A of the Code, as administratively determined by the Board in accordance with the guidance and Treasury regulations issued under Section 409A of the Code.

(zz)    “STIP” means the Company’s short-term cash bonus plan, and any successor thereto.

(aaa)    “Subsidiary” shall mean any entity, corporation, partnership (general or limited), limited liability company, entity, firm, business organization, enterprise, association or joint venture in which the Company directly or indirectly controls ten percent (10%) or more of the voting interest. Notwithstanding the foregoing, for purposes of Section 3(a), “Subsidiary” shall mean any affiliate with which the Company would be considered a single employer as described in the definition of Separation from Service.

(bbb)    “Target Bonus” has the meaning set forth in Section 4(b)(i).

(ccc)    “Territory” has the meaning set forth in Section 11(b).

(ddd)    “Trading Day” means a day on which the New York Stock Exchange is open for business and on which trades of Common Stock can or do occur.
________________________________
Signature Page Follows

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Agreement, as of the Restatement Effective Date.
SPRINT CORPORATION
By:/s/ Sandra J. Price
Sandra J. Price
Senior Vice President-Human Resources

/s/ Raul Marcelo Claure
Raul Marcelo Claure

EXHIBIT A
FORM OF RELEASE
WHEREAS, Sprint Corporation, a Delaware corporation (the “Company”) and (the “Executive”) are parties to that certain employment agreement dated August 11, 2014 and amended and restated effective August 7, 2015 (the “Agreement”);
WHEREAS, the Executive’s employment with the Company under this Agreement terminated on [date] (the “Termination Date”); and
WHEREAS, under Section 9(b) and 9(c) of the Agreement, the Executive is required to sign this release (the “Release”) within [45 or 21, as applicable], days after the Termination Date, in order to receive the payments to be made and the benefits to be received by the Executive pursuant to Section 9(b) or 9(c) of the Agreement.
NOW THEREFORE, in consideration of the promises and agreements contained herein and in the Agreement and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:
This Release shall become effective on the Effective Date, as defined in Section 7(b) hereof.

1.
In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Section 9(b) or 9(c) of the Agreement, the Executive, for himself and the Executive’s dependents, successors, assigns, heirs, executors and administrators (and the Executive’s and their legal representatives of every kind), (the “Executive Releasors”), hereby irrevocably and unconditionally releases, acquits and forever discharges the Company and its affiliated companies and their past and present parents, subsidiaries, affiliated corporations, partnerships, joint ventures and their successors and assigns (the “Company Affiliated Group”), and their current and former officers, directors, stockholders, members, employees, heirs, assigns, representatives, insurers, agents and counsel and all persons acting by, through, under or in concert with any of them (but as to any such identified categories of persons, including those acting by, through, under or in concert with them, only in such capacity in such designated category or relationship to such designated category) (together with the Company Affiliated Group, the “Company Releasees”), from any and all arbitrations, complaints, claims, charges, demands, controversies, suits, proceedings and causes of action with respect to liabilities, obligations, promises, agreements, damages, costs, losses, debts or expenses including attorneys’ fees and other legal costs, of any kind whatsoever and every description that are related to the Executive’s employment or termination of employment, whether known or unknown, suspected or unsuspected, which the Executive now has, may have, claimed to have, or any time had against any of the Company Affiliated Group arising prior to the Effective Date (as defined in Section 7(b) below) (collectively “Claims”), and the Executive agrees not to assert any such Claims.

(a)
More specifically, this release of Claims includes, without express or implied limitation, the release of all Claims of wrongful termination of employment whether in contract or tort; all Claims of intentional, reckless, or negligent infliction of emotional distress; all Claims of breach of any express or implied contract or express or implied covenant of employment, including the covenant of good faith and fair dealing; all Claims of interference with contractual or advantageous relations, whether prospective or existing; all Claims of deceit or misrepresentation; all Claims of discrimination under local, state or federal law; any legal restrictions on the right of any of the Company Affiliated Group to terminate employees; Claims arising under any federal, state, local statutory or common law or other governmental statute, regulation or ordinance, including, without limitation, the Sarbanes-Oxley Act of 2002; Section 1981 of Title 42 of the United States Code; 42 U.S.C. §1981; and/or Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers’ Benefit Protection Act; the Americans with Disabilities Act; the Equal Pay Act; the Fair Labor Standards Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973; the Racketeer Influenced and Corrupt Organizations Act; the Worker Adjustment and Retraining Notification Act; all Claims of defamation or damage to reputation; all Claims for reinstatement; all Claims for punitive or emotional distress damages; and all Claims for wages, bonuses, severance, back or front pay or other forms of compensation which are based upon or arise from the acts, practices, transactions, events, and/or facts underlying any wage claim that was or could have been asserted.

(b)	Notwithstanding the foregoing, nothing herein shall constitute a release by the Executive of any of the following:

(i)	any rights he has under the Agreement, including any right to enforce any of the terms thereof, and any rights he has under this Release, including any right to enforce the terms thereof;

(ii)
any Claim for payments, benefits or other entitlements, to which the Executive is or will be entitled under the terms of any compensation or benefit plan, program or other arrangement maintained by any of the Company Affiliated Group, including without limitation any incentive or deferred compensation plan, any pension plan or benefits under any medical, dental, vision, life insurance, disability insurance or other welfare benefit plan;

(iii)
any Claim for indemnification the Executive may have under applicable laws, under the applicable constituent documents (including bylaws and certificates of incorporation) of any of the Company Affiliated Group, under any applicable insurance policy the Company Affiliated Group may maintain, or any under any other written agreement or arrangement with any of the Company Affiliated Group, with respect to any liability, costs or expenses the Executive incurs or has incurred as a director, officer or employee of any of the Company Affiliated Group;

(iv)
any Claim the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and any of the Company Affiliated Group are jointly liable;

(v)	any Claim that by law may not be released by private agreement without judicial or governmental review and approval;

(vi)	any Claim that arises after the Effective Date; and

(vii)
any Claim the Executive has against any of the Company Releasees solely in his capacity as a shareholder of Sprint Corporation or of any Affiliate of the Company (with the term “Affiliate” having the meaning ascribed to it in the Agreement) or as a former shareholder of Sprint Nextel Corporation.

2.
The Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided to the Executive for this Release is made for the purpose of settling and extinguishing all Claims arising prior to the Effective Date that relate to his employment or termination of employment with the Company that the Executive ever had or now may have against the Company or any of the other Company Releasees to the extent provided in this Release. The Executive further agrees and acknowledges that no representations, promises or inducements have been made by any of the Company Releasees to the Executive with respect to this Release other than as appear in the Agreement or this Release.

3.
The Executive agrees to release and discharge each Company Releasee, not only from any and all Claims which he could make on his own behalf, but also Claims that may or could be brought by any person or organization on his behalf, for monetary relief, and he specifically waives any right to recovery, directly or indirectly, in connection with any class or collective action or representative proceeding in which a Claim or Claims against any Company Releasee for monetary relief may arise, in whole or in part, from any event which occurred up through and including the Effective Date.

4.	The Executive acknowledges that his waiver and release of rights and claims as set forth in this Release is in exchange for valuable consideration which he would not otherwise be entitled to receive.

5.
The parties understand, agree and intend that, except as otherwise provided in Section 1(b) above, upon the Executive’s receipt of all of the payments and benefits to be paid or provided to him by the Company pursuant to Section 9(b) and 9(c) of the Agreement, he will have received complete satisfaction of any and all Claims arising prior to the Effective Date , whether known, suspected, or unknown, that he may have or had against any of the Company Releasees that are related to his employment, or termination of employment, with any of them.

6.
The Executive agrees to pay any reasonable legal fees or costs incurred by any of the Company Affiliated Group as a result of any breach of his promises in this Release, including his promise to fully release each member of the Company Affiliated Group from all Claims and to compensate any such company for its legal costs, including attorneys’ fees incurred by such company as a result of any breach of the Release, except to the extent that he challenges the validity of the Release under the Age Discrimination in Employment Act, in which case such company may only recover such fees and expenses as may be permitted by state and federal law.

7.	The Executive further represents, agrees and acknowledges that:

(a)
he has been advised by the Company to consult with his own legal counsel prior to executing and delivering this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily, without coercion or duress of any kind and intending to be bound;

(b)
he has been given the opportunity to consider this Release for a period of at least [45 or 21, as applicable] days after the Termination Date (as defined in the Agreement). In the event that the Executive has executed this Release within less than such [45- or 21-, as applicable] day period, the Executive acknowledges that his decision to so execute the Release was entirely voluntary and that he had the opportunity to consider this Release for the entire [45- or 21-, as applicable] day period. The Executive and the Company acknowledge that for a period of seven (7) days from the date that the Executive executes this Release (the “Revocation Period”), he shall retain the right to revoke this Release by written notice that is received by the Company’s General Counsel before the end of such Revocation Period. Provided that this Release is not revoked pursuant to the preceding sentence, this Release shall become effective, binding, irrevocable and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”). If the Executive timely exercises his right to revoke this Release, the Executive will forfeit his right to receive any of the benefits that were conditioned on this Release becoming effective, without affecting the effectiveness of the termination of the Executive’s employment with the Company, and without altering the termination of the Executive’s employment from all offices and any directorships and any fiduciary positions;

(c)
in executing this Release, the Executive does not rely and has not relied upon any representation or statement not set forth herein or in the Agreement made by the Company with regard to the subject matter, basis, or effect of this Release or otherwise; and

(d)	for the purpose of implementing a full and complete release and discharge of all Claims against the Company Affiliated Group, the Executive expressly acknowledges that this Release is intended to include in its effect, to the extent herein provided, all Claims related to his employment or termination of employment with any of the Company Affiliated Group arising before the Effective Date , which the Executive does not know or suspect to exist in his favor at the time of execution hereof, and that this Release contemplates the extinguishment of any such Claim or Claims. IN EXECUTING THIS RELEASE, THE EXECUTIVE EXPRESSLY REPRESENTS THAT HE IS DOING SO VOLUNTARILY AND OF HIS OWN FREE WILL AND THAT HE IS OF SOUND MIND AT THE TIME OF SAID EXECUTION.

8.
The Executive represents that he will not seek to recover any monetary damages in the future with respect to Claims that arose prior to the Effective Date; provided, however, that nothing in this Release shall not limit the Executive from commencing any proceeding for the purpose of enforcing the Executive’s rights arising under, or preserved by, this Release or the Agreement.

9.	The Executive waives and releases any Claim that the Executive has or may have to reemployment.

10.
This Release does not waive any of the rights of any of the Company Affiliated Group to enforce any clawback policy including to the extent it may be required under final New York Stock Exchange (or other applicable exchange) listing standards subsequently adopted. Executive agrees that as of the date set forth below, Executive has not reported information to the Securities and Exchange Commission concerning, and is not aware of, any securities law compliance failure at any of the Company Affiliated Group by any person that has not been reported to the General Counsel of the Company, and further agrees to report to the General Counsel of the Company information Executive learns about any securities law compliance failure by any of the Company Affiliated Group after the date set forth below before taking any further action.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.
Dated:    ____________________________________________
Raul Marcelo Claure
THIS RELEASE IS INVALID IF SIGNED BY THE EXECUTIVE BEFORE THE
TERMINATION DATE

EXHIBIT B
EVIDENCE OF AWARD
2014 LONG-TERM INCENTIVE PLAN
STOCK OPTIONS

Throughout this Evidence of Award, we sometimes refer to Sprint Corporation (the “Corporation”) and its subsidiaries as “we” or “us.”
1.    Award of Option Right

On August 18, 2014 (the “Date of Grant”), the Corporation granted you an Option Right to purchase from us the number of shares shown above of Common Stock at an Option Price of $[•] per share. The Option Right is governed by the terms of the Sprint Corporation 2007 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”), and is subject to the terms and conditions described in this Evidence of Award. The Option Right is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
2.    When the Option Right Becomes Exercisable

Your Option Right becomes exercisable (or “vested”) at a rate of 1/3rd of the total number of shares subject to purchase on each of the first three anniversaries of the Date of Grant conditioned upon your being continuously employed by the Corporation through each applicable vesting date. The portion of your Option Right that has not yet vested as of your Termination Date will be forfeited immediately after such date, except to the extent vesting accelerates as described in paragraph 3. Termination Date means the last day of your employment with the Corporation, even if after such termination of employment with the Corporation you continue to perform services for an Affiliate (as defined in the Employment Agreement between you and the Corporation, dated August 11, 2014 (the “Employment Agreement”)) of the Corporation.
3.    Acceleration of Vesting

The unvested portion of your Option Right may become vested before the time at which it would normally become vested by the passage of time - that is, the vesting may accelerate. Your unvested portion of your Option Right will vest fully upon the occurrence of any of the following events:

Event	Condition for Vesting Acceleration
Death	Your employment with the Corporation terminates due to your death.
Disability
You have either (a) a termination of employment with the Corporation under the Employment Agreement that is due to Disability (as defined in and determined under the Employment Agreement) or (b) a Separation from Service under circumstances that make you eligible for long-term disability benefits under the LTD Plan (as such term is defined in the Employment Agreement).

Involuntary	Your employment with the Corporation under the Employment Agreement is terminated by the Corporation without Cause (as defined in and determined

Termination
under the Employment Agreement), including as a result of non-renewal of the Employment Term (as defined in the Employment Agreement) by the Corporation, or your employment with the Corporation is terminated by you with Good Reason (as defined in and determined under the Employment Agreement), in each case even if after such termination of employment with the Corporation you continue to perform services for an Affiliate (as defined in the Employment Agreement) of the Corporation.

4.    Exercise of Option Right

To the extent it has vested, you may exercise your Option Right under this Award in whole or in part at the time or times as permitted by the Plan if the Option Right has not otherwise expired, been forfeited or terminated. To exercise you must:

•	deliver a written election under procedures we establish (including by approved electronic medium) and

•	pay the Option Price.

You may pay the Option Price by:

•	check or by wire transfer of immediately available funds,

•	actual or constructive transfer of shares of Common Stock you have owned for least six months having a market value on the Exercise Date equal to the total Option Price, or

•	any combination of cash, shares of Common Stock and other consideration as the Compensation Committee of the Board may permit.

If you pay the Option Price by delivery of funds or shares of Common Stock, the value per share for purposes of determining your taxable income from such an exercise will be the Market Value Per Share of the Common Stock on the immediately preceding day before the exercise except that we will use the average of the high and low prices on that date in lieu of the closing price.
To the extent permitted by law, you may pay the Option Price from the proceeds of a sale through a broker we designate. The Market Value Per Share for purposes of determining your taxable income from such an exercise will be the actual price at which the broker sold the shares.
5.    Expiration of Option Right

Unless terminated earlier in accordance with the terms of this Evidence of Award or the Plan, the Option Right granted herein will expire at 4:00 P.M., U.S. Eastern Time on the tenth anniversary of the Grant Date (the “Expiration Date”). If the tenth anniversary of the Grant Date, however, is a Saturday, Sunday or any other day on which the market on which our Common Stock trades is closed (a “Non-Business Day”), then the Expiration Date will occur at 4:00P.M., U.S. Eastern Time, on the first business day before the tenth anniversary of the Grant Date.

6.    Effect of your Termination of Employment

The length of time you have to exercise your vested Option Right after your termination of employment with us depends on the reason for your termination. The table below describes the post-termination exercise period for the various termination reasons. The Option Right will expire as of the end of the applicable period. In no event, however, may you exercise your Option Right after the Expiration Date.

Event (as Defined Above)	Time to Exercise Vested Options
Disability	Up through 60 months after your Termination Date
Death	Up through the 12th month after your Termination Date
Your employment with the Corporation under the Employment Agreement is terminated by the Corporation without Cause (as defined in and determined under the Employment Agreement)-, including as a result of non‑renewal of the Employment Term (as defined in the Employment Agreement) by the Corporation, or your employment with the Corporation is terminated by you with Good Reason (as defined in and determined under the Employment Agreement)

Up through the later of (1) the first anniversary of such Termination Date and (2) the expiration of a number of days following such Termination Date equal to the number of days of your continuous employment by the Corporation beginning with and including the Effective Date and ending on and including such Termination Date, but no later than the fifth (5th) anniversary of such Termination Date

For Cause (as defined in and determined under the Employment Agreement)	Forfeited as of your Termination Date
Any other termination of your employment with the Corporation	Up through the 90th day after your Termination Date

If the last day to exercise under the schedule described in the table above is a Non-Business Day, then you must exercise no later than the previous business day. You are solely responsible for managing the exercise of your Option Award in order to avoid inadvertent expiration.
7.    Transfer of your Option Right and Designation of Beneficiaries

Your Option Right represents a contract between the Corporation and you, and your rights under the contract are not assignable to any other party during your lifetime. Upon your death, your Option Right may be exercised in accordance with the terms of the Award by any beneficiary you name in a beneficiary designation or, if you make no designation, by your estate.

8.    Plan Terms

All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available on line at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI.
9.    Adjustment

In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, spin-off, reorganization, separation, liquidation, stock split, stock dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.
10.    Amendment; Discretionary Nature of Plan

This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by the Corporation, in its sole discretion, at any time, subject to the first sentence of this Section 10. The grant of the Option Award under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of Option Awards, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Corporation except as otherwise provided in the Employment Agreement including, but not limited to, the timing of any grant, the number of shares underlying the Option Award granted, and vesting provisions.
11.    Data Privacy

By accepting this Award, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us or our subsidiaries such information and data as we or our subsidiaries request in order to facilitate the grant of the Option Right and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.
12.    Governing Law

This Evidence of Award will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered upon the exercise of the Option Right unless counsel for the Corporation is satisfied that such delivery will be in compliance with all applicable laws.

13.    Severability

The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.
14.    Taxes.

You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock upon exercise of this Option Right. We are authorized to deduct the amount of the tax withholding from the amount payable to you upon exercise of the Option Right.

15.    Clawback

We may recover any compensation related to this Award to the extent that the value of the compensation is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate.
16.    Entire Understanding

You hereby acknowledge that you have read the Sprint Corporation 2007 Omnibus Incentive Plan Information Statement dated July, 2013 (the “Information Statement”) available on line at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI. To the extent not inconsistent with the provisions of this Evidence of Award, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Evidence of Award, along with the Information Statement, the Plan and the Employment Agreement, contain the entire understanding of the parties.
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

EXHIBIT C
EVIDENCE OF AWARD
2014 LONG-TERM INCENTIVE PLAN
RESTRICTED STOCK UNITS

Throughout this Evidence of Award, we sometimes refer to Sprint Corporation (the “Corporation”) and its subsidiaries as “we” or “us.”
1.    Award of Restricted Stock Units

On August 18, 2014 (the “Date of Grant”), the Corporation granted you an Award of the number of Restricted Stock Units (the “RSUs”) shown above under the terms of the Sprint Corporation 2007 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”). Subject to the terms and conditions of the Plan and this Evidence of Award, an RSU represents the right for you to receive from us one share of Common Stock.
2.    Restriction Period

Subject to the terms and conditions of this Award, your RSUs will vest (a) on the third anniversary of the Date of Grant and (b) any earlier date vesting is accelerated as described in paragraph 3 below (the “Vested RSUs”), conditioned on you being continuously employed by the Corporation to such date (the “Vesting Date”).
3.    Acceleration of Vesting

Unvested RSUs may vest before the time at which they would normally become vested pursuant to paragraph 2(a) above - that is, the vesting of RSUs may accelerate. Your RSUs will vest fully upon the occurrence of any of the following events:

Event	Condition for Vesting Acceleration
Death	Your employment with the Corporation terminates due to your death.
Disability
You have either (a) a termination of employment under the Employment Agreement between you and the Corporation, dated August 11, 2014 (the “Employment Agreement”) that is due to Disability (as defined in and determined under the Employment Agreement) or (b) a Separation from Service under circumstances that make you eligible for long-term disability benefits under the LTD Plan (as defined in the Employment Agreement).

Involuntary Termination
Your employment with the Corporation under the Employment Agreement is terminated by the Corporation without Cause (as defined in and determined under the Employment Agreement), including as a result of non-renewal of the Employment Term (as defined in the Employment Agreement) by the Corporation, or your employment with the Corporation is terminated by you with Good Reason (as defined in and determined under the Employment Agreement), in each case even if after such termination of employment with the

Corporation you continue to perform services for an Affiliate (as defined in the Employment Agreement) of the Corporation.

4.    Forfeiture of RSUs

You will forfeit, as of your Termination Date (as defined in the Employment Agreement), all RSUs that are not vested pursuant to the foregoing paragraphs.
5.    Dividends

If cash dividends are paid on the Common Stock underlying RSUs, which you hold on the dividend record date, you will receive a cash payment equal to the amount of the dividend that would be paid on such Common Stock, subject to the vesting provisions (including any applicable proration) with respect to, and delivery at the same time as the related shares underlying, your RSUs.
If non-cash dividends are paid on the Common Stock underlying your RSUs, and you hold the RSUs on the dividend record date, the Board, or a sub-committee thereof shall (1) adjust your RSUs as described in paragraph 9 of this Evidence of Award, or (2) provide for distribution of the property distributed in the non-cash dividend. The additional RSUs or property distributed is subject to vesting provisions (including any applicable proration) with respect to, and delivery at the same time as the related shares underlying, the original RSUs.
6.    Delivery Date; Market Value Per Share

The Delivery Date (the date as of which we distribute to you the Common Stock underlying your Vested RSUs) is the Vesting Date, or the day after the Six-Month Payment Delay if that delay applies to your RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock underlying your Vested RSUs as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date. Six-Month Payment Delay is defined in the Plan to mean the required delay in payment to a Participant who is a “specified employee” (within the meaning of Section 409A of the Code) of amounts subject to Section 409A of the Code that are paid upon Separation from Service.
7.    Transfer of your RSUs and Designation of Beneficiaries

Your RSUs represent a contract between the Corporation and you, and your rights under the contract are not assignable to any other party during your lifetime nor do they give you a preferred claim to any particular assets or shares of the Corporation. Upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.

8.    Plan Terms

All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available online at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI.
9.    Adjustment

This Award shall, for avoidance of doubt, be subject to the adjustment provisions in Section 12 of the Plan.
10.    Amendment; Discretionary Nature of Plan

This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time, subject to the first sentence of this Section 10. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Corporation except as otherwise provided in the Employment Agreement, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions.
11.    Data Privacy

By accepting this Award, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us such information and data as we request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electric form.
12.    Governing Law

This Evidence of Award will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless our counsel is satisfied that such delivery will be in compliance with all applicable laws.
13.    Severability

The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.

14.    Taxes

You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock on vesting of RSUs. We are authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive a number of shares the value of which is sufficient to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to Social Security or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting Social Security or Medicare tax from other income payable to you.
15.    Clawback

We may recover any compensation related to this Award to the extent that the value of that compensation is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate.
16.    Entire Understanding

You hereby acknowledge that you have read the 2007 Omnibus Incentive Plan Information Statement dated July, 2013 (the “Information Statement”) available at http://iconnect.corp.sprint.com/portal/iland/?dochome=iw&docpath=IntranetDirectory/LandingPage/20080605_1650_10367056#LTI. To the extent not inconsistent with the provisions of this Evidence of Award or the Employment Agreement, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Evidence of Award, along with the Information Statement, the Plan and the Employment Agreement, contain the entire understanding of the parties.
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

EXHIBIT D
EVIDENCE OF AWARD
2014 LONG-TERM INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNITS

Throughout this Evidence of Award, we sometimes refer to Sprint Corporation (the “Corporation”) and its subsidiaries as “we” or “us.”
1.    Award of Restricted Stock Units

On August 18, 2014 (the “‘Date of Grant”), the Compensation Committee of the Board (the “Compensation Committee”) granted you an Award of the number of Restricted Stock Units (the “RSUs”) shown above under the terms of the Sprint Corporation 2007 Omnibus Incentive Plan, as it may be amended from time to time (the “Plan”). Subject to the terms and conditions of the Plan and this Evidence of Award, an RSU represents the right for you to receive from us one share of Common Stock.
2.    Performance Adjustment

Your RSUs are allocated equally among three annual performance periods (April 1, 2014-March 31, 2015, April 1, 2015-March 31, 2016 and April 1, 2016-March 31, 2017) for which annual financial objective(s) are determined by the Compensation Committee at the beginning of each applicable performance period. Subject to the discretion of the Compensation Committee, the number of RSUs allocable to an annual performance period will be adjusted as soon as reasonably practicable following such annual performance period (the “Adjustment Date”) by multiplying that number by a payout percentage (ranging from 0% up through 200%) based on achievement of that annual performance period’s objectives, as weighted) (the “Performance Adjustment”), with the remainder, if any, of the RSUs allocated to that performance period being forfeited, provided that the Compensation Committee shall not exercise any negative discretion following the Termination Date (as defined in the Employment Agreement between you and the Corporation, dated August 11, 2014 (the “Employment Agreement”)) with respect to an annual performance period ending on or before the Vesting Date (as defined below).
3.    Restriction Period
Subject to the terms and conditions of this Award, including the Performance Adjustment, your RSUs will vest on the earlier of (a) the third anniversary of the Date of Grant and (b) the date vesting is accelerated as described in paragraph 4 below, conditioned on your being continuously employed to such date (the “Vesting Date”).
4.    Acceleration of Vesting
Unvested RSUs may vest before the time at which they would normally become vested pursuant to paragraph 3(a) above - that is, the vesting of RSUs may accelerate. Your RSUs will vest fully, with the Performance Adjustment applied only to RSUs allocated to performance periods ending on or before the vesting date, upon the occurrence of any of the following events:

Event	Condition for Vesting Acceleration
Death	Your employment with the Corporation terminates due to your death.
Disability
You have either (a) a termination of employment under the Employment Agreement that is due to Disability (as defined in and determined under the Employment Agreement) or (b) a Separation from Service under circumstances that make you eligible for long-term disability benefits under the Sprint Long Term Disability Plan.

Involuntary Termination
Your employment with the Corporation under the Employment Agreement is terminated by the Corporation without Cause (as defined in and determined under the Employment Agreement), including as a result of non-renewal of the Employment Term (as defined in the Employment Agreement) by the Corporation, or your employment with the Corporation is terminated by you with Good Reason (as defined in and determined under the Employment Agreement), in each case even if after such termination of employment with the Corporation you continue to perform services for an Affiliate (as defined in the Employment Agreement) of the Corporation.

5.    Forfeiture of RSUs

You will forfeit, as of your “Termination Date” (as defined in the Employment Agreement), all RSUs that are not vested pursuant to the foregoing paragraphs.
6.    Dividends

If cash dividends are paid on the Common Stock underlying your RSUs (as adjusted under paragraph 2 if applicable and determined retrospectively), which you hold on the dividend record date (the “Dividend RSUs”), you will receive a cash payment equal to the amount of the dividend that would be paid on such Common Stock, subject to the vesting provisions (including any applicable proration) with respect to, and delivery at the same time as the related shares underlying, your RSUs.
If non-cash dividends are paid on the Common Stock underlying your Dividend RSUs, the Compensation Committee shall (1) adjust your RSUs as described in paragraph 10 of this Evidence of Award, or (2) provide for distribution of the property distributed in the non-cash dividend. The additional RSUs or property distributed is subject to vesting provisions (including any applicable proration) with respect to, and delivery at the same time as the related shares underlying, the original RSUs.
7.    Delivery Date: Market Value Per Share

The Delivery Date (the date as of which we distribute to you the Common Stock underlying your RSUs, as adjusted if applicable) is the latest of the Vesting Date, any applicable Adjustment Date(s), and the day after the Six-Month Payment Delay if that delay applies to your

RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date. Six-Month Payment Delay is defined in the Plan to mean the required delay in payment to a Participant who is a “specified employee” (within the meaning of Section 409A of the Code) of amounts subject to Section 409A of the Code that are paid upon Separation from Service.
8.    Transfer of your RSUs and Designation of Beneficiaries

Your RSUs represent a contract between the Corporation and you, and your rights under the contract are not assignable to any other party during your lifetime nor do they give you a preferred claim to any particular assets or shares of the Corporation. Upon your death, shares of Common Stock underlying your RSUs will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.
9.    Plan Terms

All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available online at http://iconnect.corp.sprint.com /portal/iland/?dochome=iw&docpath=lntranetDirector y/Landing Page/20080605_1650_10367056#LTI.
10.    Adjustment

This award shall, for avoidance of doubt, be subject to the adjustment provisions in Section 12 of the Plan.
11.    Amendment; Discretionary Nature of Plan

This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved after the Date of Grant without your written consent. You acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time, subject to the first sentence of this Section 11. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive a grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants, if any, will be at the sole discretion of the Corporation except as otherwise provided in the Employment Agreement, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions.

12.    Data Privacy

By accepting this Award, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us such information and data as we request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.
13.    Governing Law

This Evidence of Award will be governed by the laws of the State of Kansas. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless our counsel is satisfied that such delivery will be in compliance with all applicable laws.
14.    Severability

The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.
15.    Taxes

You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock on vesting of RSUs. We are authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive a number of shares the value of which is sufficient to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to Social Security or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting Social Security or Medicare tax from other income payable to you.
16.    Clawback

We may recover any compensation related to this Award to the extent the Board determines that the value of that compensation is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate.
17.    Entire Understanding

You hereby acknowledge that you have read the 2007 Omnibus Incentive Plan Information Statement dated July, 2013 (the “Information Statement”) available at http://iconnect.corp.sprint.com/portal /iland/?dochome=iw&docpath=IntranetDirectory/ LandingPage/20080605_1650_10367056#LTI. To the extent not inconsistent with the provisions of this Evidence of Award or the Employment Agreement, the terms of the Information Statement, the Plan and the Employment Agreement are hereby incorporated by reference. This Evidence of Award, along with the Information Statement and the Plan, contain the entire understanding of the parties.
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933

EXHIBIT E
EVIDENCE OF AWARD
TURNAROUND INCENTIVE AWARD
RESTRICTED STOCK UNITS

Throughout this Evidence of Award, we sometimes refer to Sprint Corporation (the “Corporation”) and its subsidiaries as “we” or “us,” and we refer to <Executive Name> as “you.”

1. Award of Restricted Stock Units

On August 7, 2015 (the “Date of Grant”), the Section 16 Sub-Committee of the Compensation Committee of the Corporation granted you 10,000,000 Restricted Stock Units (the “RSUs”) under the terms of the Sprint Corporation 2015 Omnibus Incentive Plan (the “Plan”). Subject to the terms and conditions of the Plan and this Evidence of Award, an RSU represents the right for you to receive from us one share of Common Stock of the Corporation. This award is intended to be a Qualified Performance-Based Award as defined in the Plan.
2. Determination of Earned Shares

Your RSUs will be earned (the “Earned Shares”) upon the achievement of specified volume-weighted average prices of Common Stock during regular trading on the NYSE over any 150-calendar day period during a four-year period from June 1, 2015 through May 31, 2019 (the “Performance Period”). The volume-weighted average prices associated with the Earned Shares are as set forth on Schedule I.
3. Vesting and Forfeiture

If the price targets specified in paragraph 2 are not achieved by the conclusion of the Performance Period, the remaining opportunity is forfeited. Once shares are earned - that is, the price target has been attained during the Performance Period - they are subject to forfeiture if you are not continuously serving as our employee through the Vesting Date (subject to the exceptions in Paragraphs 4 and 5 below), but they are not subject to forfeiture based on subsequent share price performance. The Earned Shares vest 50 percent on the fourth anniversary of the Date of Grant and 50 percent on the fifth anniversary of the Date of Grant (each date is referred to as a “Vesting Date”).
4. Treatment of Certain Terminations before a Vesting Date

If, before the date of Grant or a Vesting Date, the Company provides notice of non‑renewal of the Employment Term under your Employment Agreement, and your employment terminates upon the resulting expiration of the Employment Term, your employment is terminated by the Company without Cause, or you have a Termination by Death, or Termination by Disability (in each case as defined in your Employment Agreement), you will receive on the Vesting Date a pro-rata number of the Earned Shares you would have otherwise received without such termination on the Vesting Date, based on the number of days you were employed during the Performance Period over the entire Performance Period, plus an additional

365 days (but in no event shall the ratio of days employed to the days in the Performance Period exceed one).
5. Treatment of Change in Control during the Performance Period

If a Change in Control, as defined in this Evidence of Award, occurs during the Performance Period, Earned Shares (if any) will be the greater of the achievement based on (1) volume-weighted average prices of Common Stock over any 150-calendar day period as specified in Paragraph 2 as of the date of the Change in Control, or (2) the consideration per share of Common Stock in connection with the Change in Control using the prices specified in Paragraph 2. Any Earned Shares under the previous sentence will vest on the Vesting Date as specified in Paragraph 3, unless the continuing entity fails to assume the RSUs, in which case vesting will accelerate without proration as of the date of the Change in Control. In addition, if during the CIC Severance Protection Period, your employment is terminated by the Company without Cause, or you terminate employment for Good Reason, any Earned Shares will immediately vest and become payable without proration. Change in Control for this award is as defined in the Plan, except that acquisition by SoftBank Group Corp. or its subsidiaries of 100% of the Company’s shares (such that the Company ceases to have any class of equity securities listed on a national securities exchange) will not constitute a Change in Control. CIC Severance Protection Period is also defined in the Plan. It means the time period commencing on the date of the first occurrence of a Change in Control and continuing until the earlier of (i) the 18-month anniversary of such date or (ii) the Participant’s death.
6. Dividends

Your RSUs are not eligible for dividends.
7. Delivery Date; Market Value Per Share

The Delivery Date (the date as of which we distribute to you the Common Stock underlying your Vested RSUs) is the Vesting Date, or the day after the Six-Month Payment Delay if that delay applies to your RSUs. We calculate your taxable income on the Delivery Date using the Market Value Per Share on the immediately preceding trading day, but we use the average of the high and low reported prices of our Common Stock instead of the closing price. We will distribute the Common Stock underlying your Vested RSUs as soon as practicable after the Delivery Date, but in no event later than 45 days after the Delivery Date. Six-Month Payment Delay is defined in the Plan to mean the required delay in payment to a Participant who is a “specified employee” of amounts subject to Section 409A of the Internal Revenue Code (the “Code”) that are paid upon Separation from Service.
8. Transfer of your RSUs and Designation of Beneficiaries

Your RSUs represent a contract between the Corporation and you, and your rights under the contract are not assignable to any other party during your lifetime nor do they give you a preferred claim to any particular assets or shares of the Corporation. Upon your death, any Earned Shares prorated as described in Paragraph 4 will be delivered in accordance with the terms of the Award to any beneficiaries you name in a beneficiary designation or, if you make no designation, to your estate.
9. Plan Terms

All capitalized terms used in this Evidence of Award that are not defined in this Evidence of Award have the same meaning as those terms have in the Plan. The terms of the Plan are hereby incorporated by this reference. The Plan is available online at http://www.sec.gov/Archives/edgar/data/101830/000119312515236375/d907335ddef14a.htm#tx907335_75
10. Adjustment

In the event of any change in the number or kind of outstanding shares of our Common Stock by reason of a recapitalization, merger, consolidation, spin-off, reorganization, separation, liquidation, stock split, stock dividend, extraordinary cash dividend, combination of shares or any other change in our corporate structure or shares of our Common Stock, an appropriate adjustment will be made consistent with applicable provisions of the Code and applicable Treasury Department rulings and regulations in the number and kind of shares subject to outstanding Awards and any other adjustments as the Board deems appropriate.
11. Amendment; Discretionary Nature of Plan

This Evidence of Award is subject to the terms of the Plan, as may be amended from time to time, except that the Award which is the subject of this Evidence of Award may not be materially impaired by any amendment or termination of the Plan approved either before or after the Date of Grant, without your written consent. Subject to the above restriction, you acknowledge and agree that the Plan is discretionary in nature and may be amended, cancelled, or terminated by us, in our sole discretion, at any time. The grant of RSUs under the Plan is a one-time benefit and does not create any contractual or other right to receive any other grant of RSUs, other types of grants under the Plan, or benefits in lieu of such grants in the future. Future grants (other than as contained herein), if any, will be at the sole discretion of the Corporation, including, but not limited to, the timing of any grant, the number of RSUs granted, the payment of dividend equivalents, and vesting provisions.
12. Data Privacy

By accepting this Award, you (i) authorize us, and any agent of ours administering the Plan or providing Plan recordkeeping services, to disclose to us such information and data as we request in order to facilitate the grant of the RSUs and the administration of the Plan; (ii) waive any data privacy rights you may have with respect to such information; and (iii) authorize us to store and transmit such information in electronic form.

13. Governing Law

This Evidence of Award will be governed by the laws of the State of Delaware. No shares of Common Stock will be delivered to you upon the vesting of the RSUs unless our counsel is satisfied that such delivery will be in compliance with all applicable laws.
14. Severability

The various provisions of this Evidence of Award are severable, and any determination of invalidity or unenforceability of any one provision shall have no effect on the remaining provisions.
15. Taxes

You are liable for any and all taxes, including withholding taxes, arising out of this grant or the issuance of the Common Stock on vesting of RSUs. We are authorized to deduct the amount of the tax withholding from the amount payable to you upon settlement of the RSUs. We will withhold from the total number of shares of Common Stock you are to receive a number of shares the value of which is sufficient to satisfy any such withholding obligation at the minimum applicable withholding rate. In addition, if you become subject to FICA or Medicare tax, but you are not yet entitled to delivery of the shares of Common Stock underlying the RSUs, you hereby authorize us to withhold the resulting FICA or Medicare tax from other income payable to you.
16. Clawback

We may recover any compensation related to this award to the extent the Board of Directors of the Corporation determines that the value of that compensation is based on financial results or operating objectives impacted by your knowing or intentional fraudulent or illegal conduct and that such forfeiture or recovery is appropriate, or as may be required under the Dodd-Frank Wall Street Reform and Consumer Protection Act.
17. Entire Understanding

You hereby acknowledge that you have read the 2015 Omnibus Incentive Plan Information Statement dated August, 2015 (the “Information Statement”) available at <link>. To the extent not inconsistent with the provisions of this Evidence of Award, the terms of the Information Statement and the Plan are hereby incorporated by reference. This Evidence of Award, along with the Information Statement and the Plan or such New Plan that may then be in effect as of the Date of Grant, contain the entire understanding of the parties.
Sprint Corporation                    Raul Marcelo Claure

By: ________________________            ________________________
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933